Consent of Independent Registered Public Accounting Firm

The Board of Directors
YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-36893, 333-32048 and 333-109300) on Form S-8 of YUM! Brands, Inc. of our report dated June 21, 2005, relating to the financial statements and supplemental schedules of the YUM! Brands 401(k) Plan as of September 30, 2004 and 2003, and for the years then ended, which report appears in the September 30, 2004 annual report on Form 11-K of YUM! Brands, Inc.

/s/ KPMG LLP
Louisville, KY
August 4, 2005